Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Consulting Agreement

This Consulting Agreement (the “Agreement”) is dated as of April 25, 2025, between Zentalis Pharmaceuticals, Inc., a Delaware corporation with offices at 10275 Science Center Drive, Suite 200, San Diego, California 92121 (collectively, with its affiliates, “Company”), and Mark Lackner, Ph.D. (“Consultant”). Together, Consultant and the Company shall be referred to as “the parties” and each a “party” hereto.
WHEREAS, Consultant ceased serving as an employee of the Company’s wholly owned subsidiary, Zeno Management, Inc. (“Zeno”), effective April 25, 2025 (such date, the “Separation Date”);
    WHEREAS, in connection with Consultant’s separation, Consultant, the Company and Zeno entered into a Release Agreement (the “Release Agreement”); and
WHEREAS, the Company wishes to enter into a Consulting Agreement with Consultant in order to effectuate a smooth transition at the Company following Consultant’s separation as a Zeno employee and to provide for Consultant’s continued services to the Company.
NOW, THEREFORE, Company and Consultant hereby agree as follows:
1.Services. Consultant will provide consulting services (“Services”) detailed on Exhibit A to Company for the term of the Agreement. Consultant will not delegate his responsibilities under this Agreement to any third parties. When performing Services involving interactions with an external audience, Consultant will comply with Company’s directions regarding such interactions, except as otherwise required by law. Consultant is an independent contractor and is not authorized to make any representation, warranty, contract, or commitment on behalf of Company unless directed to by the Company.
2.Compliance with Applicable Law. The Parties agree to comply with all applicable laws, including any applicable disclosure requirements relating to Consultant’s relationship with the Company or the nature of the Services.
3.Term and Termination. The term of this Agreement will commence on the day immediately following the Separation Date and will expire on April 25, 2027 (the “Term”), unless terminated (i) immediately by the Company by written notice to Consultant but only if Consultant materially breaches of any material term of this Agreement or the Release Agreement, (ii) by Consultant upon thirty (30) days’ written notice to the Company, or (iii) automatically upon the death or disability of Consultant; provided, however, that this Agreement shall terminate immediately, and the Company shall have no obligations to provide any of the compensation or benefits described herein for any portion of the Term, in the event that the Effective Date (as defined in the Release Agreement) does not occur within the required timeframe as set forth in the Release Agreement and Consultant shall forfeit any compensation or benefits received prior to such date.
4.Compensation. As compensation for the Services, the Company will compensate Consultant as provided on Exhibit A. The Company will pay undisputed invoices within [***] of Company’s receipt of such invoices. Company will reimburse Consultant for reasonable, actual expenses

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

incurred as a result of Consultant’s Services to the Company that have been expressly approved in advance by the Company, after submission of detailed invoices or receipts documenting such expenses. If Consultant uses, recommends or comments upon any Company product in connection with the treatment of a patient, a scientific or educational presentation or publication, a media interview, development of a formulary or clinical protocols, or any other third-party communication or interaction, Consultant will disclose that Consultant is or has been a paid consultant of the Company and any other financial relationships with the Company.
5.Representations and Warranties. Consultant represents and warrants that (i) the Agreement does not conflict with or violate any obligation of Consultant or right of any third party, and represents and warrants that Consultant will not accept work, enter into a contract, or accept an obligation from any third party that is inconsistent with Consultant’s obligations under this Agreement; and (ii) neither Consultant nor any designee providing Services hereunder have ever been, nor currently are, nor are the subject of, a proceeding that could lead to Consultant or designee becoming: (A) debarred by the FDA pursuant to 21 U.S.C. § 335a(a)-(b) from providing services in any capacity to a person that has an approved or pending drug product application; (B) excluded, debarred, suspended or otherwise ineligible to participate in (I) Federal health care programs, as defined under 42 U.S. Code § 1320a-7b(f), such as Medicare or Medicaid, by the Office of the Inspector General of the U.S. Department of Health and Human Services, or (II) federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration; (C) convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been debarred or excluded as described in this Section 5; or (D) debarred or disqualified by any foreign equivalent of the authorities and programs referenced above. If, during the term of this Agreement, Consultant or any designee is debarred, excluded or convicted, or is the subject of a proceeding that could lead to Consultant or any designee becoming debarred, excluded or convicted as described herein, Consultant shall notify the Company within five business days.
6.Confidential Information. Consultant acknowledges that all non-public and/or proprietary information Consultant receives, acquires, or develops in performance of the Services (“Confidential Information”) is confidential and is the exclusive property of the Company. Consultant must use a reasonable degree of care to protect and prevent any unauthorized use or disclosure of Confidential Information. Consultant will not, without the written consent of the Company, (a) disclose, divulge, or publish any Confidential Information to any third party or (b) use any Confidential Information except as necessary to perform the Services. Confidential Information does not include information that Consultant can establish: (a) was known to Consultant without restriction before receipt from the Company; (b) is publicly available through no fault of Consultant; or (c) is rightfully received by Consultant from a third party without a duty of confidentiality. Consultant hereby assigns to the Company, and will procure the assignment to the Company of, all Confidential Information and all such reproductions, notes, other materials, and improvements. Except as expressly provided herein, nothing in this Agreement shall grant Consultant any intellectual property rights or licenses, express or implied, in or to any portion of any Confidential Information. Upon expiration or termination of the Agreement, or upon the request of the Company, Consultant will return or destroy all Confidential Information in Consultant’s possession. Consultant’s obligations under this Section 6 will survive termination or expiration of this Agreement.
7.U.S. Securities Laws. Each party acknowledges that it is aware that U.S. securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company under obligations of non-disclosure and non-use from purchasing or selling securities

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

of such company, or from communicating such information to any other person. Each party hereby agrees and undertakes to comply with any such provisions.
8.Personal Data. All personal data will be handled in accordance with applicable privacy laws and regulations. To the extent the Services include Consultant’s processing of personal data or Consultant’s disclosure of personal data, including protected health information, to the Company, the parties will enter into a reasonable data processing agreement prior to the commencement of such processing and/or disclosure.
9.Intellectual Property. All inventions, discoveries, improvements, ideas, proposals, concepts, designs, processes, formulations, trade secrets, know-how, materials, documentation, reports, research, creations and products developed or prepared by Consultant solely in relation to the Services are the intellectual property of the Company (“Inventions”). To the extent any Invention qualifies as a work made for hire under applicable law, it is hereby deemed to be such. Consultant hereby assigns to the Company all right, title, and interest in and to the Inventions, which are the sole and exclusive property of the Company, and will be promptly disclosed by Consultant to the Company. Consultant will not use any intellectual property or technology of a third party in performance of the Services that will result in violation of any intellectual property rights of any third party. Consultant warrants that Consultant has and will have the right to transfer and assign to Company ownership of all Inventions. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm the Company’s rights as outlined above.  In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints the Company as Consultant’s attorney-in-fact to execute and deliver any such documents on Consultant’s behalf.
10.Indemnification. The Company agrees to release, defend, indemnify and hold Consultant harmless from any and all potential liabilities, losses or damages (including penalties, costs, attorney fees and liability to third parties) resulting from, related to or arising out of any claim, action, suit or proceeding against Consultant arising out of (a) the negligence or willful misconduct of the Company in its execution and performance under this Agreement, or the Company’s material breach of this Agreement, and/or (b) allegations that the Company’s performance under this agreement infringes, misappropriates, or otherwise violates any intellectual right of a third party, and/or (c) any other liabilities arising out of the performance of this Agreement, unless such liabilities arise as a result of Consultant’s negligence or willful misconduct or Consultant’s breach of this Agreement.
11.Confirmation of Continuing Obligations.
a.    Proprietary Information and Inventions. Consultant hereby expressly reaffirms his obligations, to the extent any such obligations survive termination, under Section 5 of the Employment Agreement (as defined in the Release Agreement), which section is incorporated herein by reference, under the Proprietary Information and Inventions Agreement between Consultant and the Company (the “Proprietary Information Agreement”), a copy of which is attached to the Release Agreement as Exhibit C and incorporated herein by reference, and Section 7 of the Release Agreement and agrees that such obligations shall survive the Separation Date and his termination of Services under this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

b.    Competitive Activities. During the term of this Agreement, without the written approval of the Chief Executive Officer of the Company, Consultant shall not, either as an employee, employer, consultant, agent, principal, partner, or officer, engage or participate in any employment, business or activity that is directly competitive (defined below) with the business of the Company (as of the date of this Agreement) and will not assist any other person or organization in directly competing (defined below) with the Company, or in preparing to engage in direct competition (defined below) with the business of the Company (as of the date of this Agreement). An activity, business, or product is considered “directly competitive” if it [***].
d.    Non-Solicitation. During the Term and for [***] following the expiration of the Term (the “Restricted Period”), Consultant will not, either directly or through others, for Consultant’s own benefit or the benefit of any other individual or entity, knowingly: [***].
e.    [***].
f.    Confidential Terms. Subject to Section 11(j) below, Consultant agrees that Consultant shall not disclose the terms of this Agreement other than: (i) to Consultant’s counsel, accountants, tax advisors, family members or other representatives; (ii) to governmental agencies, including, but not limited to the Internal Revenue Service and similar state agencies; (iii) pursuant to legal process, subpoena, court order, or court rules; (iv) as otherwise required by applicable law; or (v) as necessary to enforce this agreement through arbitration.
g.    Return of Property. Upon the termination of this Agreement, Consultant represents and warrants that Consultant will return to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company (other than the Company laptop provided to Consultant during his employment, provided that Consultant shall make such laptop available to the Company’s IT team and all Company property shall be removed from such laptop prior to surrendering it to Consultant), including, without limitation, documents (hard copy or electronic files), it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Consultant further represents and warrants that he has not nor will he copy or transfer any Company information, nor will he maintain any Company confidential information after the Separation Date. Notwithstanding the foregoing, Consultant may retain documents relating to his compensation and benefits from the Company. If Consultant later discovers that he is in possession of Company property after the termination of this Agreement, he shall return such property to the Company within seven (7) days.
h.    Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, in the event of Consultant’s material breach of this Agreement, the Company shall be entitled to terminate this Agreement immediately and no additional payments shall be payable to Consultant hereunder, except for Services already provided, all of Consultant’s unvested Options and unvested RSUs shall immediately terminate and the post-termination exercise period of Consultant’s Options shall immediately terminate.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

i.    Whistleblower Provision; Other Protected Activity. Nothing in this Agreement or the Proprietary Information Agreement shall prevent Consultant from communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notifying or seeking permission from the Company. Consultant acknowledges that the Company has provided Consultant with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if best efforts are used to file under seal, and (iii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the proprietary information to Consultant’s attorney and use the proprietary information in the court proceeding, if Consultant uses best efforts to file any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order or as otherwise required by law. Further, nothing in this Agreement or the Proprietary Information Agreement shall prevent Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful.
j.    Definitions. For purposes of this Section 11, the term “Company” means not only Zeno, but also Parent as well as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Zeno Management, Inc.
12.Limitation on Liability. NEITHER COMPANY NOR CONSULTANT SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
13.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Consultant at his address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing. All notices required or permitted by this Agreement to the Company shall be in writing and shall be sent to Wendy Chang, Chief People Officer at [***], with a copy to [***].
14.Miscellaneous. This Agreement will be governed by California state law, without regard to any conflict of laws provisions thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in the County of San Mateo, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. This Agreement, together with the Release Agreement (and any other agreements or portions of agreements incorporated by reference therein), is the entire agreement of the parties with respect to the Services and may not be assigned by Consultant without prior written permission of Company. The Company may assign this agreement to any of its wholly owned subsidiaries without the consent of Consultant. Consultant will not make any public statement concerning this

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Agreement or use the Company’s or its affiliates’ names in any form of advertising, promotion or publicity, without prior written consent of the Company. Any disputes under this Agreement shall be resolved in accordance with Section 9 of the Release Agreement.

(Signature Page Follows)

Having understood and agreed to the foregoing, the Company and Consultant have signed this Agreement, effective as of the date written above.

Zentalis Pharmaceuticals, Inc. By: /s/ Julie Eastland Name: Julie Eastland Title: President and Chief Executive Officer	/s/ Mark Lackner, Ph.D._________ Mark Lackner, Ph.D.

Signature Page to Consulting Agreement

EXHIBIT A
Consultant Services & Compensation
[Exhibit A omitted in accordance with Item 601(a)(5) of Regulation S-K]